As Filed With the Securities and Exchange Commission on February 6, 2007

                                                     Registration No. 333-117819

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ______________________

                         POST-EFFECTIVE AMENDMENT NO. 1
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ______________________

                           GreenMan Technologies, Inc.
            (Name of Small Business Issuer specified in its charter)

              Delaware                      3089                71-0724248
    (State or other jurisdiction     (Primary standard       (I.R.S. employer
 of incorporation or organization)       industrial       identification number)
                                       classification
                                       code number)

                           12498 Wyoming Avenue South
                            Savage, Minnesota, 55378
                                 (781) 224-2411
          (Address and telephone number of principal executive offices)

                                Charles E. Coppa
                             Chief Financial Officer
                           GreenMan Technologies, Inc.
                           12498 Wyoming Avenue South
                            Savage, Minnesota, 55378
                               Lynnfield, MA 01940
                                 (781) 224-2411
            (Name, address and telephone number of agent for service)
                             ______________________

                                   Copies to:
                              Carl F. Barnes, Esq.
                      Morse, Barnes-Brown & Pendleton, P.C.
                                 Reservoir Place
                                1601 Trapelo Road
                          Waltham, Massachusetts 02451
                                 (781) 622-5930

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

      GreenMan Technologies, Inc. originally registered 4,724,565 shares of its common stock, par value $.01 per share, under this Registration Statement on Form SB-2 (No. 333-117819) for resale by certain stockholders named in the Registration Statement. GreenMan Technologies, Inc. hereby removes from registration all of the shares of its common stock which have not been sold by such selling stockholders as of the time of filing of this Post-Effective Amendment No. 1.


                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Post-Effective Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned in the city of Lynnfield, Massachusetts, on this 6th day of February, 2007.

                                              GREENMAN TECHNOLOGIES, INC.

                                              By:  /s/  CHARLES E. COPPA
                                                   Charles E. Coppa
                                                   Chief Financial Officer
                                                   (Principal Financial Officer)


              Signature                     Title                    Date
              ---------                     -----                    ----

/s/ Maurice E. Needham              Chairman of the Board      February 6, 2007
---------------------------
Maurice E. Needham

/s/ Lyle Jensen                   Chief Executive Officer,     February 6, 2007
---------------------------
Lyle Jensen                        President and Director

/s/ Charles E. Coppa              Chief Financial Officer,     February 6, 2007
---------------------------
Charles E. Coppa                   Secretary and Treasurer

/s/ Lew F. Boyd                           Director             February 6, 2007
---------------------------
Lew F. Boyd

/s/ Dr. Allen Kahn                        Director             February 6, 2007
---------------------------
Dr. Allen Kahn

/s/ Nicholas DeBenedictis                 Director             February 6, 2007
---------------------------
Nicholas DeBenedictis